Exhibit 99.1

News Release

Company Contacts:
Christine Russell	Sonia Segovia	Joe Diaz, Robert Blum, Joe Dorame
Chief Financial Officer	IR Coordinator	Lytham Partners, LLC
Tel: (408) 938-6466	Tel: (408) 938-6491	Tel: (602) 889-9700
Email: christine.russell@pdf.com	Email: sonia.segovia@pdf.com	Email: pdfs@lythampartners.com

PDF Solutions® Announces Appointment of Adnan Raza as Chief Financial Officer

SANTA CLARA, Calif. — February 12, 2020 — PDF Solutions, Inc. (“PDF Solutions” or the “Company”) (NASDAQ: PDFS), a leading provider of differentiated data and analytics solutions to the semiconductor and electronics industries, today announced the appointment of Adnan Raza as Chief Financial Officer effective immediately after the Company files its annual report on Form 10-K for the year ended December 31, 2019.  Mr. Raza is currently EVP, Finance with the Company, having joined in January 2020 and will succeed Christine Russell, who will focus on board service for technology companies. Ms. Russell will continue with the Company in a part-time role for a period of time to support a seamless transition.

“With his financial, strategy, and corporate development experience, Adnan is a great addition to our management team as we continue our evolution to an analytics driven business,” said John Kibarian, Chief Executive Officer and President of PDF Solutions. “His leadership will be impactful to improved and sustainable financial performance,” added Dr. Kibarian. He continued, “We also extend our good wishes to Christine and thank her for her leadership and contributions to PDF Solutions.”

Mr. Raza brings over 20 years of financial, technology and corporate experience to PDF Solutions.  Prior to joining the Company, Mr. Raza served as an independent strategy consultant for private and public companies and served in various roles at Synaptics Inc. (Nasdaq: SYNA), a developer of human interface technologies, including as Senior Vice President of Corporate Development, technology investment banking at Goldman, Sachs & Co. and UBS Investment Bank, strategic advising at Blackreef Capital, engineering and marketing at Azanda Network Devices, and engineering at Lucent Technologies.  He also previously served as a Board Member at FIDO Alliance, an alliance of leading technology companies to enhance user security and authentication.  Mr. Raza holds a Master of Business Administration (MBA) from The Wharton School at the University of Pennsylvania, a Master of Engineering (M. Eng.) in Electrical Engineering from Cornell University, and a Bachelor of Science (B.S.) in Electrical Engineering from Valparaiso University.

About PDF Solutions

PDF Solutions (NASDAQ: PDFS) offers an end-to-end analytics platform that empowers engineers and data scientists across the semiconductor ecosystem to rapidly improve the yield, quality, and profitability of their products. By combining industry-leading data analytics and professional services with exclusive, differentiated product data generated during the manufacturing process, PDF Solutions is delivering on the promise of Industry 4.0 today by transforming how the ecosystem collects, analyzes, and shares data. Key Fortune 500 organizations around the world rely on PDF Solutions to remove the data barriers that encumber and constrain new product introductions and to deliver the machine learning insights that drive efficient and profitable high-volume manufacturing.

Headquartered in Santa Clara, California, PDF Solutions also operates worldwide in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. For the Company’s latest news and information, visit http://www.pdf.com/.

PDF Solutions and the PDF Solutions logo are trademarks or registered trademarks of PDF Solutions, Inc. or its subsidiaries.

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